EXHIBIT 1






                      STOCK PURCHASE AGREEMENT

                            BY AND AMONG

                  CC ACQUISITION COMPANY A, L.L.C.,

                  CC ACQUISITION COMPANY B, L.L.C.,

                                AND

                             PESA, INC.



































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                      TABLE OF CONTENTS


                                                            Page

I.    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . .  1
      1.1   Terms of Purchase and Sale. . . . . . . . . . . .  1
      1.2   Closing . . . . . . . . . . . . . . . . . . . . . 11
      1.3   Other Transactions. . . . . . . . . . . . . . . . 11

II.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . 12
      2.1   Share Ownership . . . . . . . . . . . . . . . . . 12
      2.2   Litigation and Claims . . . . . . . . . . . . . . 13
      2.3   Corporate Existence . . . . . . . . . . . . . . . 13
      2.4   Corporate Authority . . . . . . . . . . . . . . . 13
      2.5   Restrictions  . . . . . . . . . . . . . . . . . . 13

III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. . . . 14
      3.1   Organization  . . . . . . . . . . . . . . . . . . 14
      3.2   Authority to Buy. . . . . . . . . . . . . . . . . 14
      3.3   Litigation and Claims . . . . . . . . . . . . . . 15
      3.4   Restrictions. . . . . . . . . . . . . . . . . . . 15
      3.5   Purchases for Investment Purposes . . . . . . . . 15
      3.6   Sophisticated Investor. . . . . . . . . . . . . . 16
      3.7   Restricted Securities . . . . . . . . . . . . . . 17

IV.   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS . . . . . . 17
      4.1   Accuracy of Representations and Compliance
            With Conditions . . . . . . . . . . . . . . . . . 18
      4.2   Opinion of Counsel. . . . . . . . . . . . . . . . 18
      4.3   Other Closing Documents . . . . . . . . . . . . . 19
      4.4   Legal Action. . . . . . . . . . . . . . . . . . . 20
      4.5   No Governmental Action. . . . . . . . . . . . . . 20
      4.6   CCACA Registration Rights Agreement . . . . . . . 21
      4.7   Consents. . . . . . . . . . . . . . . . . . . . . 21

V.    CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . 21
      5.1   Accuracy of Representations and Compliance
            With Conditions . . . . . . . . . . . . . . . . . 21
      5.2   Opinion of Counsel. . . . . . . . . . . . . . . . 22
      5.3   Other Closing Documents . . . . . . . . . . . . . 22
      5.4   Legal Action. . . . . . . . . . . . . . . . . . . 22
      5.5   No Governmental Action. . . . . . . . . . . . . . 23

VI.   COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . 23
      6.1   Control of Board. . . . . . . . . . . . . . . . . 23
      6.2   Stock Options . . . . . . . . . . . . . . . . . . 24
      6.3   Advice of Changes . . . . . . . . . . . . . . . . 24
      6.4   Public Statements . . . . . . . . . . . . . . . . 24
      6.5   Other Proposals . . . . . . . . . . . . . . . . . 25
      6.6   Voting by Stockholders. . . . . . . . . . . . . . 27

                               i
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                                                            Page

VII.  COVENANTS OF PURCHASERS . . . . . . . . . . . . . . . . 27
      7.1   Confidentiality . . . . . . . . . . . . . . . . . 27
      7.2   Advice of Changes . . . . . . . . . . . . . . . . 28
      7.3   Public Statements . . . . . . . . . . . . . . . . 28

VIII. INDEMNIFICATION; SURVIVAL; LIMITATIONS OF LIABILITY . . 29
      8.1   Indemnification . . . . . . . . . . . . . . . . . 29
      8.2   Survival. . . . . . . . . . . . . . . . . . . . . 30

IX.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 31
      9.1   Brokerage Fees. . . . . . . . . . . . . . . . . . 31
      9.2   Further Actions . . . . . . . . . . . . . . . . . 32
      9.3   Submission to Jurisdiction. . . . . . . . . . . . 32
      9.4   Merger; Modification. . . . . . . . . . . . . . . 32
      9.5   Notices . . . . . . . . . . . . . . . . . . . . . 32
      9.6   Waiver. . . . . . . . . . . . . . . . . . . . . . 34
      9.7   Binding Effect. . . . . . . . . . . . . . . . . . 34
      9.8   No Third-Party Beneficiaries. . . . . . . . . . . 34
      9.9   Separability. . . . . . . . . . . . . . . . . . . 35
      9.10  Headings. . . . . . . . . . . . . . . . . . . . . 35
      9.11  Counterparts; Governing Law . . . . . . . . . . . 35
      9.12  English Language. . . . . . . . . . . . . . . . . 35
      9.13  Registration Rights . . . . . . . . . . . . . . . 35





























                   STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is

being made this 26th day of May, 1995, by and among CC

Acquisition Company A, L.L.C., a Delaware limited liability

company ("Acquisition Company A"), CC Acquisition Company B,

L.L.C., a Delaware limited liability company ("Acquisition

Company B"), and Pesa, Inc. (the "Seller" or "PESA"), a Delaware

corporation.  Acquisition Company A and Acquisition Company B are

hereinafter collectively referred to as the Purchasers.


                      W I T N E S S E T H :


          WHEREAS, the Seller owns beneficially and of record

59,414,732 shares (the "Acquisition Shares") of the common stock,

par value $.01 per share (the "Common Stock"), of Chyron

Corporation (the "Company"), a New York corporation; and


          WHEREAS, the Purchasers desire to acquire the

Acquisition Shares and the Seller desires to sell the Acquisition

Shares, subject to the terms and conditions set forth below.


          NOW, THEREFORE, in consideration of the premises,

representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


I.   PURCHASE AND SALE.

   1.1    Terms of Purchase and Sale.

          (a)   Acquisition Company A shall acquire 30 million

     shares of the Common Stock of the Company in exchange for

     the aggregate purchase price of Fifteen Million Six Hundred

     Thousand Dollars ($15,600,000) U.S., in accordance with the terms and provisions set forth below:

                (i)   On the date hereof, Acquisition Company

                      A shall deliver to the Seller by wire

                      transfer, in immediately available funds,

                      to an account in the United States

                      designated by the Seller, the sum of Five

                      Million Dollars ($5,000,000) U.S.

                (ii)  On the date hereof, the Seller shall

                      deliver to Acquisition Company A, a

                      stock certificate or certificates

                      representing 10 million Acquisition Shares

                      (the "First Tranche of Shares") duly

                      endorsed or accompanied by stock powers

                      duly endorsed for transfer to Acquisition

                      Company A.  The First Tranche of Shares

                      shall be delivered to Acquisition Company A

                      free and clear of all liens, security

                      interests, pledges, charges, claims of

                      creditors, encumbrances, stockholders'

                      agreements, voting trusts, and adverse

                      claims of any kind or nature whatsoever.

                      The Seller shall cause the Company to grant to Acquisition Company A demand registration rights, on a one-time basis,

                      and piggy-back registration rights as such

                      rights relate to the First Tranche of

                      Shares. In furtherance of such registration

                      rights, on the date hereof, the Seller

                      shall cause the Company to enter into a

                      registration rights Agreement (the "CCACA

                      Registration Rights Agreement"), mutually

                      acceptable to the Seller and Acquisition

                      Company A.

                (iii) On the date hereof, the Seller shall

                      deliver to Acquisition Company A, a stock

                      certificate or stock certificates

                      representing 10 million Acquisition Shares

                      (the "Second Tranche of Shares"), duly

                      endorsed or accompanied with stock powers

                      duly endorsed for transfer to Acquisition

                      Company A.  The Second Tranche of Shares

                      shall be delivered to Acquisition Company

                      A by the Seller free and clear of all

                      liens, security interests, pledges,

                      charges, claims of creditors, encumbrances,

                      stockholders' agreements, voting trusts,

                      and adverse claims of any kind of nature

                      whatsoever.  Immediately upon the valid
                      transfer of the Second Tranche of Shares to

                      Acquisition Company A, Acquisition Company

                      A shall deliver and deposit the Second

                      Tranche of Shares duly endorsed in blank or

                      accompanied by stock powers duly endorsed

                      in blank by Acquisition Company A, into a

                      separate escrow account (the "Escrow

                      Account") to be held in the custody of

                      First Union National Bank of North

                      Carolina, a national banking association,

                      as escrow agent (the "Escrow Agent").  The

                      Escrow Agent shall hold and dispose of the

                      Second Tranche of Shares in accordance

                      with the terms and provisions of the Escrow

                      Agreement (the "Escrow Agreement"), which

                      Escrow Agreement shall be executed and

                      delivered simultaneously with this

                      Agreement.  The Escrow Agreement shall be

                      mutually acceptable to the Seller and

                      Acquisition Company A.  Acquisition Company

                      A shall retain the right to vote the Second

                      Tranche of Shares.

                (iv)  On the date hereof, the Seller shall

                      deliver to the Escrow Agent, a stock

                      certificate or certificates representing

                      10 million Acquisition Shares (the

                      "Third Tranche of Shares") duly endorsed

                      in blank or accompanied by stock powers

                      duly endorsed in blank by the Seller.  The

                      Third Tranche of Shares shall be delivered

                      to the Escrow Agent by the Seller free and

                      clear of all liens, security interests,

                      pledges, charges, claims of creditors,

                      encumbrances, stockholders' agreements,

                      voting trusts, and adverse claims of any

                      kind or nature whatsoever, except for any

                      claims or liens of Acquisition Company A

                      resulting from the terms and provisions of

                      this Agreement.  Until delivered out of

                      Escrow, the Seller shall retain the right

                      to vote the Third Tranche of Shares.

                (v)   At the Closing (as defined in Section 1.2

                      hereof), Acquisition Company A shall

                      deliver to the Seller by wire transfer, in

                      immediately available funds to an account

                      in the United States designated by the

                      Seller, the sum of Ten Million Six

                      Hundred Thousand Dollars ($10,600,000) U.S.

                (vi)  At the Closing, the Seller shall cause the

                      Escrow Agent to deliver to Acquisition

                      Company A, stock certificates representing

                      the Second Tranche of Shares and the Third

                      Tranche of Shares, duly endorsed or

                      accompanied with stock powers duly endorsed

                      for such transfer.  At the Closing, the

                      Second Tranche of Shares and the Third

                      Tranche of Shares shall be delivered to

                      Acquisition Company A free and clear of

                      all liens, security interests, pledges,

                      charges, claims of creditors, encumbrances,

                      stockholders' agreements, voting trusts,

                      and adverse claims of any kind or nature

                      whatsoever.

          (b)   The Escrow Agreement shall provide that in the

event that the Closing does not occur due to a breach of this

Agreement (after any applicable notice and cure period) by

Acquisition Company A, the Escrow Agent shall deliver the Second

Tranche of Shares and the Third Tranche of Shares to the Seller.

The Escrow Agreement shall further provide that in the event that the Closing does not occur due to a breach of this Agreement

(after any applicable notice and cure period) by the Seller, the

Escrow Agent shall deliver the Second Tranche of Shares to

Acquisition Company A and the Third Tranche of Shares to the

Seller.  The Escrow Agreement shall further provide that in the event that this Agreement is abandoned or mutually terminated,

the Escrow Agent shall deliver the Second Tranche of Shares and the Third Tranche of Shares to the Seller.

          (c)  At the Closing, Acquisition Company B shall

acquire 29,414,732 shares of the Common Stock of the Company in exchange for the aggregate purchase price of $14,119,071.36, in accordance with the terms and provisions set forth below:

                (i)   At the Closing, the Seller shall deliver to

                      Acquisition Company B a stock certificate

                      or certificates representing 29,414,732

                      Acquisition Shares duly endorsed or

                      endorsed or accompanied by stock powers

                      duly endorsed for transfer to Acquisition

                      Company B.  Such Acquisition Shares shall

                      be delivered to Acquisition Company B free

                      and clear of all liens, security interests,

                      pledges, charges, claims of creditors,

                      encumbrances, stockholders' agreements,

                      voting trusts, and adverse claims of any

                      kind or nature whatsoever; and ten million

                      of such Acquisition Shares shall be

                      "Registrable Stock" as such term is defined

                      under that certain Registration Rights

                      Agreement (the "Registration Rights

                      Agreement"), dated December 27, 1991,

                      between the Company and PESA.

                (ii)  Acquisition Company B shall make payment

                      for such Acquisition Shares by wire

                      transfer, in immediately available
                      funds, to an account in the United States

                      designated by Seller, in accordance with

                      the schedule set forth below:

                      A.  No payments for the six month period

                          immediately following the Closing.

                      B.  Thereafter, for a period of 12 months

                          commencing on the six month anniversary

                          of the Closing, Acquisition Company B

                          shall pay the sum of $480,000 per

                          month.

                      C.  Thereafter, for a period of 12 months,

                          Acquisition Company B shall pay the sum

                          of $360,000 per month.

                      D.  Thereafter, for a period of 16 months,

                          Acquisition Company B shall pay the sum

                          of $240,000 per month.

                      E.  Thereafter, Acquisition Company B shall

                          make a final payment of $199,071.70 on

                          the 47th month anniversary of the

                          Closing.

          (iii)  At the Closing, as security for Acquisition

                 Company B's payment obligation for the

                 Acquisition Shares, Acquisition Company B shall

                 pledge its Acquisition Shares to the Seller and

                 deliver such Acquisition Shares to the Escrow

                 Agent, duly endorsed in blank or accompanied with stock powers duly endorsed in blank

                 Acquisition Company B to be held as collateral;

                 such Acquisition Shares shall be delivered to

                 the Escrow Agent by Acquisition Company B free

                 and clear of all liens, security interests,

                 pledges, charges, claims of creditors,

                 encumbrances, stockholders' agreements, voting

                 trusts, and adverse claims of any kind or nature

                 whatsoever, except for any claims or liens

                 resulting from the terms and provisions of this

                 Agreement.  Acquisition Company B shall retain

                 the right to vote such Acquisition Shares.  At

                 the Closing, Acquisition Company B, the Seller,

                 and the Escrow Agent shall execute and deliver a

                 mutually acceptable Pledge and Escrow Agreement

                 (the "Pledge Agreement"). Pursuant to the Pledge

                 Agreement, each $1,000 payment obligation of

                 Acquisition Company B shall be secured by 2083

                 Acquisition Shares.  Each monthly payment

                 obligation shall be severally enforceable.  Upon

                 payment of each $1,000 by Acquisition Company B,

                 2083 Acquisition Shares shall be released by the

                 Escrow Agent and delivered to Acquisition

                 Company B, free and clear of all liens, security

                 interests, pledges, charges, claims of

                 creditors, encumbrances, stockholders'
                 agreements, voting trusts, and adverse claims,

                 of any kind or nature whatsoever.

          (iv)   If Acquisition Company B fails to make a monthly

                 payment when due as provided in this Section

                 1.1(c), Acquisition Company B shall have the

                 right to cure such payment default within 30

                 days after written notice thereof from the

                 Seller.  If Acquisition Company B fails to cure

                 such payment default within such 30 day cure

                 period after written notice thereof, the Escrow

                 Agent shall release and deliver to the Seller

                 those particular Acquisition Shares pledged as

                 security as a set-off for that particular

                 monthly payment, free and clear of all liens,

                 security interests, pledges, charges, claims of

                 creditors, encumbrances, stockholders'

                 agreements, voting trusts and adverse claims of

                 any nature whatsoever.  The delivery of

                 Acquisition Shares by the Escrow Agent to the

                 Seller shall release Acquisition Company B from

                 any further obligation of making that particular

                 monthly payment relating to those particular

                 Acquisition Shares released to the Seller, and

                 shall be the sole remedy of the Seller with

                 respect to payment defaults under this Section

                 1.1(c).

          (v)    A payment default (after the lapse of any

                 applicable notice and cure period) of a

                 particular monthly payment by Acquisition

                 Company B shall not be deemed a breach or

                 default of any other monthly payment obligation

                 of Acquisition Company B provided in this

                 Section 1.1(c), and shall not affect the release

                 and delivery by the Escrow Agent of Acquisition

                 Shares to Acquisition Company B against

                 additional monthly payments made by Acquisition

                 Company B.

   1.2    Closing.

          The Closing (the "Closing") of the transactions

contemplated by this Agreement shall take place at the offices of

Camhy Karlinsky & Stein LLP at 1740 Broadway, New York, New York

10019 at 1O:00 a.m., New York City time on or before July 17,

1995 or such other time or date as the parties may mutually agree

(the "Closing Date"), but in no event later than September 30,

1995.

   1.3    Other Transactions.

          (a)   On the date hereof, the Seller shall cause the

     Board of Directors of the Company to appoint Michael

     Wellesley-Wesley as a director.

          (b)   On the Closing Dale, the Seller shall cause

     its remaining designees to resign, seriatim, from the Board of Directors of the Company, and in their place, the Seller shall cause the Board of Directors of the Company to appoint designees selected by the Purchasers.


II.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          The Seller represents and warrants to the Purchasers as

follows:


   2.1   Share Ownership.

          (a)    Except as disclosed on Schedule 2.1 hereof, the

     Acquisition Shares are owned by the Seller free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting

     trusts, and adverse claims of any kind or nature whatsoever.

     Upon transfer to the Purchasers of the Acquisition Shares,

     either directly or through the escrow arrangements, the

     Seller will convey to the Purchasers good title to the

     Acquisition Shares, free and clear of all liens, security

     interests, pledges, charges, claims of creditors,

     encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever.

          (b)    Upon transfer of the First Tranche

     of Shares, the First Tranche of Shares shall be "Registrable

     Stock" as defined in the CCACA Registration Rights Agreement and registration rights shall be attributable to the First

     Tranche of Shares, subject to the terms and conditions of

     the CCACA Registration Rights Agreement.

   2.2    Litigation and Claims.

          There is no litigation, arbitration, claim,

governmental or other proceeding (formal or informal), or

investigation pending, (to the Seller's knowledge) threatened, or

(to the Seller's knowledge) in prospect therefor, that would prohibit the transactions contemplated pursuant to this

Agreement.

   2.3   Corporate Existence.

          The Seller is a corporation duly organized, validly

existing, and in good standing under the laws of Delaware.


   2.4    Corporate Authority.

          The Seller has all requisite corporate power and

authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby.  All necessary corporate proceedings of the Seller have been duly taken to

authorize the execution, delivery, and performance of this

Agreement and the instruments and documents contemplated hereby.

This Agreement has been duly authorized, executed, and delivered by the Seller, is the legal, valid, and binding obligation of the

Seller, and is enforceable as to the Seller in accordance with its terms.

   2.5    Restrictions.

          Except as disclosed on Schedule 2.1 hereof, the Seller

is under no contractual restriction or obligation that is

inconsistent with the execution and performance of this

Agreement.  No consent, authorization, approval, order, license,

certificate, or permit of or from, or declaration or filing with,

any foreign, United States, state, local, or other governmental authority or any court or other tribunal is required by the

Seller or any of its affiliated or controlling entities for the execution, delivery, or performance of this Agreement by Seller.

The transfer of the Acquisition Shares to the Purchasers has been approved by the requisite Spanish courts and governmental

authorities and cannot be rescinded by any Spanish judicial or governmental authority.


III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

          The Purchasers, jointly and severally, represent and

warrant to the Seller as follows:

   3.1    Organization.

          Each of the Purchasers is a limited liability company

duly organized, validly existing, and in good standing under the laws of the State of Delaware.

   3.2    Authority to Buy.

          Each of the Purchasers has the requisite power and

authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby.  All necessary company proceedings of each Purchaser have been duly taken to authorize the execution, delivery, and performance of this

Agreement and the instruments and documents contemplated hereby.

This Agreement has been duly authorized, executed, and delivered by each Purchaser, is the legal, valid, and binding obligation of each Purchaser, and is enforceable as to each Purchaser in accordance with its terms.

   3.3    Litigation and Claims.

          There is no litigation, arbitration, claim,

governmental or other proceeding (formal or informal), or

investigation pending, (to each Purchaser's knowledge)

threatened, or (to each Purchaser's knowledge) in prospect

therefor, that would prohibit the transactions contemplated

pursuant to this Agreement.

   3.4    Restrictions.

          Neither Purchaser is under any contractual restriction

or obligation that is materially inconsistent with the execution and performance of this Agreement.  No consent, authorization,

approval, order, license, certificate, or permit of or from, or declaration or filing with, any foreign, United States, state,

local, or other governmental authority or any court or other tribunal is required by either Purchaser or any affiliate or controlling entities thereof for the execution, delivery, or performance of this Agreement by either Purchaser.

   3.5    Purchases for Investment Purposes.

          Each Purchaser is acquiring the Acquisition Shares for

its own account for investment purposes only and with no

intention of offering, distributing, or reselling the Acquisition

Shares or any part thereof in any transaction that would be in violation of any Federal or State securities laws, without

prejudice, however, to any right of a Purchaser to sell or otherwise dispose of all or any part of the Acquisition Shares under a registration under the Securities Act of 1933, as amended

(the "Securities Act"), and other applicable State securities laws or under an exemption from such registration available under the Securities Act and other applicable State securities laws.

Each Purchaser has not taken or caused to be taken, and shall not take or cause to be taken, any action that would cause the

Purchasers, the Seller, the Company or any of their respective affiliates to be deemed an underwriter, as defined in Section

2(11) of the Securities Act.

   3.6    Sophisticated Investor.

          (a)    Each Purchaser is a sophisticated investor as

     such term is contemplated under the Securities Act of 1933,

     as amended.  Each Purchaser recognizes that the Company

     emerged from bankruptcy on December 27, 1991 and that the

     purchase of the Acquisition Shares involves significant

     risks.  The Purchaser also recognizes that none of the

     proceeds from the purchase of the Acquisition Shares shall accrue to the benefit of the Company, but shall instead

     accrue to the benefit of the Seller.

          (b)    Neither Purchaser is relying upon the

     Seller, the Company or any of their respective Affiliates,

     accountants, attorneys or financial advisors for advice with respect to whether the Purchaser's purchase of the

     Acquisition Shares constitutes a legal investment for the

     Purchasers or with respect to the tax or other legal

     consequences of such purchase.
   3.7    Restricted Securities.

          (a)  Each Purchaser understands and agrees that (i) the

     sale of the Acquisition Shares has not been registered under the Securities Act or any State securities laws; and (ii)

     each Purchaser shall not offer or sell the Acquisition

     Shares except pursuant to registration under the Securities

     Act or an available exemption from registration under the

     Securities Act.

          (b)    Each Purchaser agrees to the imprinting, so long

     as appropriate, of any certificates representing the

     Acquisition Shares with a conspicuous legend in

     substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE

          HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

          1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAWS.

          THESE SECURITIES SHALL NOT BE SOLD OR OTHERWISE

          TRANSFERRED IN THE ABSENCE OF EITHER (1) AN EFFECTIVE

          REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE

          STATE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL, AS

          MAY BE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE

          PROPOSED SALE OR TRANSFER IS IN ACCORDANCE WITH AN

          AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS

          OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


IV.  CONDITIONS TO OBLIGATIONS OF THE PURCHASERS.

          The obligations of the Purchasers under this Agreement

     are subject, at the option of the Purchasers, to the

     satisfaction of the following conditions:

   4.1    Accuracy of Representations and Compliance With

          Conditions.

          All representations and warranties of the Seller

contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Seller; as of the Closing, the Seller shall have performed and compiled with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement; and the

Purchasers shall have received a certificate executed by the

Seller, dated the Closing Date, to that effect.

   4.2    Opinion of Counsel.

          The Seller shall deliver to the Purchasers on the date

hereof and on the Closing Date the opinion or opinions of counsel to the Seller, in form and substance satisfactory to counsel for the Purchasers, substantially to the effect that:

          (a)    The Seller is a corporation duly organized,

     validly existing, and in good standing under the laws of the

     State of Delaware.

          (b)    This Agreement has been duly authorized,

     executed, and delivered by the Seller, constitutes the

     legal, valid, and binding obligation of the Seller, and

     (subject to applicable United States bankruptcy, insolvency,

     and other laws affecting the enforceability of creditors' rights generally) is enforceable as to Seller in accordance with its terms.

          (c)    To counsel's knowledge, the Seller is under no

     contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement and the instruments and documents contemplated hereby. To counsel's knowledge, no consent, authorization, approval, order,

     license, certificate, or permit of or from, or declaration or filing with, any governmental authority or any court or other tribunal is required by the Seller or any of its

     affiliated or controlling entitles for the execution,

     delivery, or performance of this Agreement by the Seller.

          (d)    The transfer of the Acquisition Shares by the

     Seller to the Purchasers has been approved by all requisite

     Spanish court s and governmental authorities and such sale and transfer cannot be rescinded by any Spanish judicial or governmental authority.

   4.3    Other Closing Documents.

          The Seller shall have delivered to the Purchasers at or

prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Purchaser may

reasonably request in order to enable the Purchasers to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this

Agreement.

   4.4    Legal Action.

          There shall not have been instituted or threatened any

legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

   4.5    No Governmental Action.

          There shall not have been any action taken, or any law,

rule, regulation, order, judgment, or decree proposed,

promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal,

state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchasers, (a)

makes any of the transactions contemplated by this Agreement,

illegal, (b) results in a delay in the ability of the Purchasers to consummate any of the transactions contemplated by this

Agreement, (c) imposes material limitations on the ability of the

Purchasers effectively to exercise full rights of ownership of such Acquisition Shares including the right to vote such

Acquisition Shares on all matters properly presented to the

stockholders of the Company, or (d) otherwise prohibits,

restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated

benefits to the Purchasers of any of the transactions

contemplated by this Agreement.

   4.6    CCACA Registration Rights Agreement.

          Acquisition Company A and the Company shall have

executed and delivered the CCACA Registration Rights Agreement.

   4.7    Consents.

          Prior to the Closing, the Seller shall have obtained

all consents required by the CIT Group, the main credit facility of the Company.  Failure to obtain such consents shall be deemed a material breach of this Agreement. The Purchasers shall use their reasonable best efforts to provide financial information that may be reasonably requested by the CIT Group.


V.   CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of the Seller under this Agreement are

subject, at the option of the Seller, to the satisfaction of the following conditions:

     5.1  Accuracy of Representations and Compliance With

          Conditions.

          All representations and warranties of the Purchasers

contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Purchasers; as of the Closing, the Purchasers

shall have performed and complied with all conditions required to be performed and complied with by them at or before such time by this Agreement, and the Seller shall have received a certificate executed by an executive officer of each Purchaser, dated the

Closing Date, to that effect.


   5.2    Opinion of Counsel.

          The Purchasers shall have delivered to the Seller on

the date hereof and on the Closing Date the opinion of counsel to the Purchasers, in form and substance satisfactory to counsel for the Seller, substantially to the effect that:

          (a)    Each Purchaser is a limited liability company

     duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b)    This Agreement has been duly authorized,

     executed, and delivered by each of the Purchasers,

     constitutes the legal, valid, and binding obligation of each of the Purchasers, and (subject to applicable United States bankruptcy, insolvency, and other laws affecting the

     enforceability of creditors' rights generally) is

     enforceable as to each of the Purchasers in accordance with its terms.

   5.3    Other Closing Documents.

          The Purchasers shall have delivered to the Seller at or

prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Seller may

reasonably request in order to enable the Seller to determine whether the conditions to its obligations under this Agreement have been met or otherwise to carry out the provisions of this

Agreement.

   5.4    Legal Action.

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

   5.5    No Governmental Action.

          There shall not have been any action taken, or any law,

rule, regulation, order, judgment, or decree proposed,

promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement (including,

without limitation, compliance with the Securities Act), by any federal, state, local or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction which, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a material delay in the ability of the Seller to consummate any of the

transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays materially consummation of any of the transactions contemplated by this Agreement or materially impairs the contemplated benefits to the Seller of any of the transactions contemplated by this Agreement.


VI.  COVENANTS OF SELLER.

          The Seller covenants and agrees as follows:

   6.1    Control of Board.

          The Seller shall use its best efforts to facilitate the

transfer of control of the Board of Directors of the Company immediately following the Closing.

   6.2    Stock Options.

          Until the Release Time (as defined in Section 6.5(b)),

the Seller shall use its best efforts to prevent the Company from granting stock options under the Chyron Corporation 1995

Long-Term Incentive Plan.

   6.3    Advice of Changes.

          Until the Release Time, the Seller will immediately

advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this

Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

   6.4    Public Statements.

          Until the Release Time, the Seller shall not

disseminate any information to the public regarding this

Agreement or the transactions contemplated hereby, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained herein shall prevent the Seller from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or

tribunal.

   6.5    Other Proposals.

          (a)    Until The Release Time, the Seller shall not,

and shall neither authorize nor permit any officer, director,

employee, counsel, agent, investment banker, accountant,

affiliate, or other representative of the seller, directly or indirectly, to: (i) discuss with any person or entity in an

effort to solicit any Proposal (as such term is defined in this

Section 6.5(a)); (ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial condition, results of operations, business, properties, assets,

liabilities, or future prospects of the Company, to any person or entity in connection with any Proposal; (iii) negotiate with any person or entity with respect to any Proposal; or(iv) enter into any Agreement or understanding with the intent to effect a

Proposal. As used in this Section 6.5, the term "Proposal" shall mean an proposal, other than as contemplated by this Agreement,

(x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a one percent(1%) or greater interest in the

equity or in any class or series of capital stock of the Company,

for the acquisition of the right to cast one percent (1%) or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its businesses or (y) the effect of which may be to prohibit, restrict, or delay the

consummation of any of the transactions contemplated by this

Agreement or impair the contemplated benefits to the Purchasers or of any of the transactions contemplated by this Agreement.

          (b)    The term "Release Time" shall mean the earlier

                 to occur of (i) the Closing Date; (ii) the

                 rightful termination of this Agreement by the

                 Seller; (iii) the abandonment of this Agreement

                 by both parties pursuant to Section 1.2 hereof;

                 or (iv) September 30, 1995.

          (c)    In the event that Section 6.5 is breached, the

                 Seller shall promptly pay Acquisition Company A

                 (i) the greater of (x) $2 million or (y) 50% of

                 the difference in fair market values inherent in

                 the third party offer plus (ii) all legal,

                 accounting, and other fees, costs, and expenses

                 reasonably incurred by the Purchasers in

                 connection with this Agreement and the

                 enforcement thereof provided that such

                 additional costs and expenses shall not exceed

                 $750,000.  The sums referred to in this Section

                 6.5(c) shall be the exclusive remedy of the

                 Purchasers for a breach of Section 6.5.

   6.6    Voting by Stockholders.

          The Seller agrees that until the Release Time, it will

vote all securities of the Company which it is entitled to vote against (except as otherwise contemplated by this Agreement) (a)

any merger, consolidation, reorganization, other business

combination, or capitalization involving the company, (b) any sale of assets of the Company, (c) any stock split, stock

dividend, or reverse stock split relating to any class or series of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any

security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, (f) the amendment of the certificate of incorporation (or other charter document) or the by-laws of the

Company, or (g) any other proposition the effect of which may be to prohibit, restrict, or delay materially the consummation of any of the transactions contemplated by this Agreement or to impair materially the contemplated benefits to the Purchasers of the transactions contemplated by this Agreement.


VII. COVENANTS OF PURCHASERS.

          The Purchasers covenant and agree as follows:

   7.1    Confidentiality.

          The Purchasers shall insure that all confidential

information, if any, which the Purchasers may receive from the

Seller shall not be disclosed to any other person or entity at


any time or used by any of them without the prior written consent of the Seller; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing takes place, (b)

as may otherwise be required by law, (c) as may be necessary or appropriate in connection with the enforcement of this Agreement,

or (d) to the extent the information shall have otherwise become publicly available.

   7.2    Advice of Changes.

          Until the Release Time, each of the Purchasers will

immediately advise the Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or

schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this Agreement impossible or make such performance materially more difficult than in the absence of such factor occurrence, or which (if existing and known at the time of the

Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

   7.3    Public Statements.

          Until the Release Time, each of the Purchasers shall

not disseminate any information to the public regarding this

Agreement or the transactions contemplated hereby, without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained herein shall prevent the Purchasers from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or

tribunal.


VIII.     INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

   8.1    Indemnification.

          (a)  Subject to the terms and conditions set forth in

     Section 8.2, the Seller agrees to indemnify and hold

     harmless the Purchasers, their officers, directors,

     employees, counsel, and agents, (collectively, the

     "Indemnitees"), against and in respect of any and all

     claims, suits, actions, proceedings (formal or informal),

     investigations, judgments, deficiencies, damages,

     settlements, liabilities, and reasonable legal and other

     expenses related thereto (collectively, "Claims"), as and

     when incurred, arising out of or based upon any breach of

     any representation, warranty, covenant, or Agreement of the

     Seller contained in this Agreement(including the exhibits

     and schedules attached hereto) and any document, instrument or certificate delivered pursuant to this Agreement.

          (b)  Each Indemnitee shall give the Seller prompt

     notice of any claim asserted or threatened against such

     Indemnitee on the basis of which such indemnitee intends to seek indemnification (but the obligations of the seller


     shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually

     prejudiced by such failure to give notice). The Seller shall promptly assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and

     expense of the Seller.  Notwithstanding the foregoing, any

     Indemnitee shall be entitled, at his or its expense, to

     employ counsel separate from counsel for the Seller and from any other party in such action, proceeding, or

     investigation.  No Indemnitee may agree to a settlement of a claim without the prior written approval of the Seller,

     which approval shall not be unreasonably withheld.

   8.2    Survival.

          (a)    Subject to the provisions of Section 8.2(b), the

     covenants, agreements, representations, and warranties

     contained in or made pursuant to this Agreement shall

     survive the Closing and the delivery of the purchase price by the Purchasers.

          (b)    The liabilities and obligations of the Seller

     and the Purchasers under this Agreement shall be subject to the following limitations:

                 (i)  The Seller and the Purchasers shall have

                      noliability or obligation with respect to

                      any claim for a breach of a representation

                      or warranty under this Agreement made after two (2) years from the Closing Date; and

                (ii)  The Seller and the Purchasers shall not be

                      responsible for any claims until the

                      cumulative aggregate amount thereof shall

                      exceed Fifty Thousand Dollars ($50,000.00)

                      (the "Minimum Amount") in which case the

                      Seller or the Purchasers, as the case may

                      be, shall then be liable for all amounts in

                      excess of the Minimum Amount.


IX.  MISCELLANEOUS.

   9.1  Brokerage Fees.

        (a)  If any person shall assert a claim to a fee,

commission, or other compensation on account of alleged

employment as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement,

the party purportedly engaging such broker or finder shall

indemnify and hold harmless the other parties against any and all

Claims (as defined in Section 8.1), as and when incurred, arising out of, based upon, or in connection with such Claim by such person, except to the extent that it is determined in any suit,

action, or proceeding that such other parties had engaged such broker or finder.

        (b)  The Seller represents and warrants that it has not

entered into any Agreement with Percival Hudgins and Company,

Inc. ("Percival Hudgins").Based on this representation, the

Purchasers agree that the Seller shall not be liable or have any


obligation with respect to any claim for a fee, commission or other compensation claimed by Percival Hudgins against the

company.

   9.2  Further Actions.

        At any time and from time to time, each party agrees, as

its expense, to take such actions and to execute and deliver such documents or instruments as may be reasonably necessary to

effectuate the purposes of this Agreement.

   9.3  Submission to Jurisdiction.

        Each of the parties hereto irrevocably submits to the

jurisdiction of the courts of the State of New York and of any

Federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this

Agreement or of any document or instrument delivered pursuant to,

in connection with, or simultaneously with this Agreement.

   9.4  Merger; Modification.

        This Agreement, the Escrow Agreement, the Pledge

Agreement, and the schedules, exhibits, and certificates

attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

   9.5  Notices.

        Any notice or other communication required or

permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, U.S. Express

Mail, or similar overnight delivery or courier service or

delivered(in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in

accordance with the provisions of this Section 9.5):


  Purchasers:

       Michael Wellesley-Wesley
       c/o Camhy Karlinksy & Slain LLP
       1740 Broadway
       New York, New York 10019
       Attn.:  Dan DeWolf, Esq.

  with a copy (which copy shall not constitute notice) to:

       Sheldon D. Camhy, Esq.
       Camhy Karlinsky & Stein LLP
       1740 Broadway
       New York, New York 10019

  Seller:

       Mr. Miguel S. Moraga
       Treasurer and Chief Financial Officer
       Pesa, Inc.
       5 Hub Drive
       Melville, New York 11087

  with a copy (which copy shall not constitute notice) to:

       John C. Jost, Esq.
       Dow, Lohnes & Albertson
       1255 Twenty-Third Street, N.W.
       Washington, D.C. 20037

       Any notice or other communication given by certified mail

(or by such comparable method) shall be deemed given at the time

of certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9.5 shall be deemed given at the time of receipt thereof.

   9.6  Waiver.

        Any waiver by any party of a breach of any terms of this

Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

   9.7  Binding Effect.

        The provisions of this Agreement shall be binding

upon and inure to the benefit of the Purchasers, and their

respective successors and assigns and the Seller and its

respective successors and assigns, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a

natural person) and his assigns, heirs, and personal

representatives (if a natural person).

   9.8  No Third-Party Beneficiaries.

        This Agreement does not create, and shall not be

construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 9.7).

   9.9  Separability.

        If any provision of this Agreement is invalid, illegal,

or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

   9.10 Headings.

        The headings in this Agreement are solely for

convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

   9.11 Counterparts; Governing Law.

        This Agreement may be executed in any number of

counterparts(and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in

accordance with, the laws of the State of New York, without

giving effect to the rules governing the conflicts of laws.

   9.12 English Language.

        This Agreement shall be governed solely by the English

language version of this Agreement. Any translated version shall not be binding upon the parties.

   9.13 Registration Rights.

        The Seller acknowledges and agrees that the 10 million

shares of the Acquisition Shares evidenced by stock certificates

U74787 through U74886 are"Registrable Stock" as such term is defined under the Registration Rights Agreement; and registration rights (both demand and piggy-back) shall be validly transferred to the Purchasers as of the Closing Date, subject to the terms and conditions of the Registration Rights Agreement; and on or prior to the Closing Date, the Seller shall provide the Company,

pursuant to Section 11 of the Registration Rights Agreement,

with written notice of the transfer of the 10 million shares of the Acquisition Shares evidenced by stock certificates U74787 through U74886.

       IN WITNESS WHEREOF, the parties have duly

executed this Agreement as of the date first written above.


BOARD OF DIRECTORS OF PESA INC.

PESA INC:                  CC ACQUISITION COMPANY A, L.L.C.



     /s/MIGUEL S. MORAGA        /s/M.I. WELLESLEY-WESLEY
By: ---------------        By: --------------------------
    Name:MIGUEL S. MORAGA      Name:M.I. WELLESLEY-WESLEY
    Title:                      Title: VICE PRESIDENT


     /s/ Eduardo Perez de Villeags
    EDUARDO PEREZ DE VILLEGAS



     /s/ Tomas Rubinos Pinon
    TOMAS RUBINOS PINON


                            CC ACQUISITION COMPANY B, L.L.C.


                                /s/ M.I. Wellesley-Wesly
                               By: -------------------------
                               Name: M.I. WELLESLEY-WESLEY
                               Title: VICE PRESIDENT


  SCHEDULE 2.1

              Liens, Security Interests, Etc.

1.  Pledge Agreement by and between Pesa, Inc. and Dresdner Bank
    Agreement, dated June 29, 1994 (10 million Chyron corporation shares -- Stock certificates U74787 through U74886).

2. Pledge Agreement by and between Pesa, Inc. and Extebank, dated August 1,1994 (7,500'000 Chyron Corporation shares --
    Stock Certificates U77222 through U77229).

3.  Pledge Agreement by and between Pesa, Inc. and Dow, Lohnes &
    Albertson, dated January 1, 1995 (1 million Chyron
    Corporation Shares -- Stock Certificate U77221).